UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST REPORTED EVENT - NOVEMBER 1, 2006

TIGER ETHANOL INTERNATIONAL INC.
(Exact name of Registrant as specified in its charter)

NEVADA	333-121356	84-1665042
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

6600, Trans-Canada
Suite 519
Pointe-Claire, Quebec H9R 4S2
Canada
(Address of principal executive offices)

(604) 603-5693
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01:  Entry into a Material Definitive Agreement.

On November 1, 2006, Tiger Ethanol International Inc. (previously known as Arch Management Services Inc., and referred to herein as the “Company”) entered into a Stock Purchase Agreement pursuant to which the Company issued 250,000 shares of the Company’s common stock and Series A Warrants to purchase up to an additional 125,000 shares of the Company’s common stock. Such agreements are described in further detail in Item 3.02 below, pertaining to unregistered sales of equity securities, which is incorporated into this Item 1.01 by reference thereto.

Item 3.02:  Unregistered Sales of Equity Securities.

On November 1, 2006, the Company entered into a Common Stock Purchase Agreement with Portu Finance Inc. (the “Portu Stock Purchase Agreement”).

Pursuant to the Portu Stock Purchase Agreement, Portu Finance Inc. paid five hundred thousand dollars ($500,000) to purchase from the Company (i) 250,000 shares of the Company's common stock; and (ii) Series A Warrants to purchase up to an additional 125,000 shares of the company's common stock at an exercise price initially set at $2.50 per share.

Pursuant to the Portu Stock Purchase Agreement, the Series A Warrants which have been granted shall expire on November 1, 2008, and contain customary adjustment provisions in the event of changes in the capitalization of the Company.

On December 6th, 2006, pursuant to the Portu Stock Purchase Agreement, the Company (i) issued 250,000 shares of the Company’s common stock; and (ii) issued Series A Warrants to purchase up to an additional 125,000 shares of the Company’s common stock. The total purchase price paid for the common stock and Series A Warrants pursuant to the Portu Stock Purchase Agreement was $500,000. No underwriting discounts or commissions were paid.

The aforementioned stock issuance transaction was made with non-U.S. persons and was undertaken by the Company in reliance upon the exemption from securities registration of Regulation S of the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIGER ETHANOL INTERNATIONAL INC.

Dated: January 10, 2007	By:	/s/ James Pak Chiu Leung
Name: James Pak Chiu Leung
Title: President

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